CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 130 to Registration Statement No. 333-143964 on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund II, comprised of First Trust STOXX(R) European Select Dividend Index Fund, First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund, First Trust Dow Jones Global Select Dividend Index Fund, First Trust ISE Global Wind Energy Index Fund, First Trust ISE Global Engineering and Construction Index Fund, First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund, First Trust Indxx Global Natural Resources Income ETF (formerly known as First Trust ISE Global Copper Index
Fund), First Trust Indxx Global Agriculture ETF (formerly known as First Trust ISE Global Platinum Index Fund), First Trust BICK Index Fund, First Trust Nasdaq Smartphone Index Fund (formerly known as First Trust NASDAQ CEA Smartphone Index
Fund), First Trust NASDAQ Global Auto Index Fund, First Trust ISE Cloud Computing Index Fund, First Trust International IPO ETF, and First Trust Nasdaq Cybersecurity ETF (formerly known as First Trust NASDAQ CEA Cybersecurity ETF), appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund II as of and for the period ended September 30, 2016, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 30, 2017